Results of Special Meetings of Shareholders
On December 11, 2006, a Special Meeting of Shareholders was held to vote on various proposals recently approved by the Fund's Board Members. The following tables provide the number of votes cast for, against or withheld, as well as the number of abstentions as to the following proposals: (1) Elect Board Members. Proposal 1: Elect Board Members.
                                        Authority
Item Voted On             Votes For                Witheld
Nominees:
Paul R. Ades              36,001,444.007
3,647,500.159
Andrew L. Breech              36,167,287.051
3,481,657.115
Dwight B. Crane                36,012,040.258
3,636,903.908
Robert M. Frayn, Jr.                35,983,492.081
3,665,452.085
Frank G. Hubbard              36,000,120.544
3,648,823.622
Howard J. Johnson             35,947,525.890
3,701,418.276
David E. Maryatt               35,968,275.308
3,680,668.858
Jerome H. Miller               35,943,061.816
3,705,882.350
Ken Miller               36,038,695.838
3,610,248.328
John J. Murphy                35,997,576.460
3,651,367.706
Thomas T. Schlafly            36,041,320.440
3,607,623.726
Jerry A. Viscione             36,007,071.441
3,641,872.725
R. Jay Gerken, CFA       35,863,726.971
3,785,217.195
On January 12, 2007, a Special Meeting of Shareholders was held to vote on various proposals recently approved by the Fund's Board Members. The following tables provide the
number of votes cast for, against, as well as the number of abstentions as to the following proposal: (1) Revise Fundamental Investment Policies. Proposal 1: Revise Fundamental Investment Policies.
                         Authority            Broker
Items Voted On           Votes For      Witheld
Abstentions     Non-Votes
Borrowing Money          32,623,500.499      5,343,661.628
2,803,597.665   3,827,868.000
Underwriting        32,756,208.622  5,130,293.728
2,884,257.442  3,827,868.000
Lending             32,640,514.105      5,247,134.267
2,883,111.420  3,827,868.000
Issuing Senior Securities      32,721,209.310
5,163,406.927   2,886,143.555      3,827,868.000
Real Estate          32,810,431.889      5,095,370.833
2,864,957.070  3,827,868.000
Commodities          32,328,003.371      5,613,989.929
2,828,766.492  3,827,868.000
Concentration        32,595,803.019     5,250,950.044
2,924,006.729  3,827,868.000
Non-Fundamental          29,938,542.905      7,816,983.076
3,015,233.811   3,827,868.000
Purchase of illiquid securities 32,143,796.560
5,822,346.209  2,804,617.023  3,827,868.000
Investment in other
investment companies     32,480,663.034  5,561,364.381
2,728,732.377  3,827,868.000
Investment for the purpose of
exercising control or management 32,175,906.649 5,727,987.362 2,866,865.781 3,827,868.000